Exhibit 99.1

Media Contact

Tabitha Long

(312) 384-8018

FOR IMMEDIATE RELEASE

Inteliquent Announces Changes to its Finance Team

CHICAGO, August 23, 2013 – Inteliquent, Inc. (Nasdaq: IQNT), a leading provider of voice services, today announced changes to its finance team.

David Zwick, Inteliquent’s Chief Financial Officer and Executive Vice President, today informed Inteliquent’s Board of Directors of his decision to step down to pursue other personal and career opportunities, effective immediately. Eric Carlson, Inteliquent’s Controller, has been appointed to serve as interim principal financial officer and interim principal accounting officer.

Mr. Carlson joined Inteliquent in May 2004 and has served as Controller since that time. He holds a Bachelor of Science in Accounting from Eastern Illinois University and a Master of Business Administration in Finance from Northern Illinois University. He is a certified public accountant and a member of AICPA and the Illinois CPA Society.

“The Board of Directors believes that Eric Carlson’s deep institutional knowledge and steady leadership as our Controller have long served our company well,” said Ed Evans, Chief Executive Officer. “Eric is well-qualified and capable of leading Inteliquent’s financial organization and responsibilities during this transitional period.”

Inteliquent’s Board of Directors is conducting a comprehensive search to identify Mr. Zwick’s permanent successor as Chief Financial Officer.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “intends,” “may,” “projects,” “proposed,” “plans,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the company makes. Factors that might cause such differences include, but are not limited to, matters arising out of or related to the impairment charge and financial forecasting practices that were subject to investigation by the Audit Committee, the possibility that the Securities and Exchange Commission may disagree with the Audit Committee’s findings and may require a restatement of financial statements or additional or different remediation, any other proceedings which may be brought against the company by the Securities and Exchange Commission or other governmental agencies, the outcome of current and potential shareholder derivative actions filed against certain of the company’s officers and directors, the possibility of additional private litigation related to the impairment charge and financial forecasting practices that were subject to investigation by the Audit Committee and related matters, and factors included in the company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section in the company’s Annual Report on Form 10-K for the period ended December 31, 2012, as such risk factors may be updated from time to time in subsequent reports. Furthermore, such forward looking statements speak only as of the date of this press release. The company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately ten billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.

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